ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-227001 Dated February 23, 2021
Royal Bank of Canada Trigger Autocallable Contingent Yield Notes
$[●] Notes Linked to the iShares® Silver Trust due on or about March 2, 2023
Investment Description
Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the shares of the iShares® Silver Trust (the “Underlying”). We will pay a quarterly Contingent Coupon payment if the closing price of the Underlying on the applicable Coupon Observation Date is greater than or equal to the Coupon Barrier. Otherwise, no coupon will be paid for that quarter. We will automatically call the Notes early if the closing price of the Underlying on any quarterly Call Observation Date (beginning 6 months after the Trade Date) is greater than or equal to the Initial Price. If the Notes are called, we will pay you the principal amount of your Notes plus the Contingent Coupon for that quarter, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Price is greater than or equal to the Downside Threshold (which is the same price as the Coupon Barrier), we will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon for the final quarter. However, if the Final Price is less than the Downside Threshold, we will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying over the term of the Notes, and you may lose up to 100% of your initial investment.
Investing in the Notes involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Notes until maturity. Generally, the higher the Contingent Coupon Rate on the Notes, the greater the risk of loss on the Notes. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Features	Key Dates[1]
❑
Contingent Coupon — We will pay a quarterly Contingent Coupon payment if the closing price of the Underlying on the applicable Coupon Observation Date is greater than or equal to the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

❑
Automatically Callable — We will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for the applicable quarter if the closing price of the Underlying on any quarterly Call Observation Date (beginning 6 months after the Trade Date) is greater than or equal to the Initial Price. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.

❑
Contingent Repayment of Principal at Maturity — If by maturity the Notes have not been called and the price of the Underlying does not close below the Downside Threshold on the Final Valuation Date, we will repay your principal amount per Note at maturity. However, if the closing price of the Underlying closes below the Downside Threshold on the Final Valuation Date, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the Underlying from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

Trade Date	February 24, 2021
Settlement Date	February 26, 2021
Coupon Observation Dates[2]	Quarterly (see page 6)
Call Observation Dates[2]	Quarterly (beginning in 6 months) (see page 6)
Final Valuation Date[2]	February 27, 2023
Maturity Date[2]	March 2, 2023
[1]
Expected.  If we make any change to the expected Trade Date and settlement date, the Coupon Observation Dates, the Call Observation Dates, the Final Valuation Date and/or the maturity date will be changed so that the stated term of the Notes remains approximately the same.

[2]	Subject to postponement if a market disruption event occurs, as described under “General Terms of the Notes—Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TACYN-1.
NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING ONE OF OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TACYN-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering
We are offering Trigger Autocallable Contingent Yield Notes linked to the shares of the iShares® Silver Trust. The Notes will be issued in minimum denominations of $10.00, and integral multiples of $10.00 in excess thereof, with a minimum investment of $1,000. The Initial Price, Downside Threshold and Coupon Barrier will be determined on the Trade Date.
Underlying	Contingent Coupon Rate	Initial Price	Downside Threshold	Coupon Barrier	CUSIP	ISIN
iShares® Silver Trust (SLV)	8.10% - 9.10% per annum (to be determined on the Trade Date)		$65% of the Initial Price	65% of the Initial Price	78014M671	US78014M6710
See “Additional Information About Royal Bank of Canada and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated September 7, 2018, the prospectus supplement dated September 7, 2018, product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TACYN-1. Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the shares of the iShares® Silver Trust (SLV)		$$10.00		$$0.15		$$9.85
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will that commission exceed $0.15 per $10.00 in principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
We expect that the initial estimated value of the Notes as of the Trade Date will be between $9.18 and $9.58 per $10 in principal amount, and will be less than the price to public. The pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks,” “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Notes” below.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Notes
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-TACYN-1 and this free writing prospectus if you so request by calling toll-free 1-877-688-2301.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this free writing prospectus together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018, relating to our Series H medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TACYN-1, as the Notes involve risks not associated with conventional debt securities.
If the terms discussed in this free writing prospectus differ from those discussed in the product prospectus supplement no. UBS-TACYN-1, the prospectus supplement, or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000114036118040006/form424b5.htm
♦	Prospectus supplement dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
♦	Prospectus dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
As used in this free writing prospectus, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying.
♦	You believe the closing price of the Underlying will be greater than or equal to the Coupon Barrier on most or all of the Coupon Observation Dates (including the Final Valuation Date).
♦	You are willing to make an investment whose return is limited to the applicable Contingent Coupon payments regardless of any potential appreciation of the Underlying, which could be significant.
♦	You do not seek guaranteed current income from this investment.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying.
♦
You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Notes.

♦
You would be willing to invest in the Notes if the Contingent Coupon Rate is set to the minimum amount specified on the cover page of this free writing prospectus (the actual Contingent Coupon Rate will be set on the Trade Date).

♦	You understand and accept the risks associated with the Underlying.
♦	You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity.
♦
You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the Underlying.
♦
You believe that the price of the Underlying will decline during the term of the Notes and is likely to close below the Coupon Barrier on most or all of the Coupon Observation Dates and below the Downside Threshold on the Final Valuation Date.

♦	You seek an investment that participates in the full appreciation in the price of the Underlying or that has unlimited return potential.
♦	You seek guaranteed current income from this investment.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying.
♦
You would be unwilling to invest in the Notes if the Contingent Coupon Rate is set to the minimum amount specified on the cover page of this free writing prospectus (the actual Contingent Coupon Rate will be set on the Trade Date).

♦	You do not understand or accept the risks associated with the Underlying.
♦
You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market for the Notes.

♦	You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” below for risks related to an investment in the Notes. In addition, you should review carefully the section below, “Information About the Underlying,” for more information about the Underlying.

Indicative Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount per Note:	$10.00 per Note (subject to a minimum purchase of 100 Notes ($1,000))
Term:[2]	Approximately 2 years, if not previously called
Underlying:	The iShares® Silver Trust (“SLV”)
Contingent Coupon:
If the closing price of the Underlying is greater than or equal to the Coupon Barrier on any Coupon Observation Date, we will pay you the Contingent Coupon applicable to that Coupon Observation Date.
If the closing price of the Underlying is less than the Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which will be a per annum rate as set forth below.
Contingent Coupon payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon for any Coupon Observation Date on which the closing price of the Underlying is less than the Coupon Barrier.

Contingent Coupon Rate:
8.10% to 9.10% per annum ((2.025% to 2.275% per quarter) per quarter), to be determined on the Trade Date.
Each Contingent Coupon will be paid to the holders of record of the Notes at the close of business on the date that is one business day prior to that Coupon Payment Date.

Automatic Call Feature:
The Notes will be called automatically if the closing price of the Underlying on any Call Observation Date (beginning 6 months after the Trade Date and set forth on page 6) is greater than or equal to the Initial Price.
If the Notes are called, we will pay you on the corresponding Coupon Payment Date (which will be the “Call Settlement Date”) a cash payment equal to the principal amount plus the applicable Contingent Coupon payment otherwise due on that day (the “Call Settlement Amount”). No further amounts will be owed to you under the Notes.

Payment at Maturity:	If the Notes are not called and the Final Price is greater than or equal to the Downside

[1]	Terms used in this free writing prospectus, but not defined herein, will have the meanings ascribed to them in the product prospectus supplement.
[2]
If we make any change to the expected Trade Date and settlement date, the Observation Dates and maturity date will be changed to ensure that the stated term of the Notes remains approximately the same.

Threshold and the Coupon Barrier, we will pay you a cash payment per Note on the maturity date equal to $10.00 plus the Contingent Coupon otherwise due on the maturity date.
If the Notes are not called and the Final Price is less than the Downside Threshold, we will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative Underlying Return, equal to:
$10.00 + ($10.00 × Underlying Return)

Underlying Return:	Final Price – Initial Price Initial Price
Coupon Barrier:	65% of the Initial Price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes—Anti-dilution Adjustments” in the product prospectus supplement).
Downside Threshold:	65% of the Initial Price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes—Anti-dilution Adjustments” in the product prospectus supplement).
Initial Price:	The closing price of the Underlying on December 4, 2020, as set forth on the cover page of this document.
Final Price:	The closing price of the Underlying on the Final Valuation Date.
Closing Price:	On any trading day, the last reported sale price of the Underlying on the principal national securities exchange in the U.S. on which it is listed for trading, as determined by the calculation agent.

Investment Timeline
Trade Date:	The Initial Price, Downside Threshold and Coupon Barrier will be determined. The Contingent Coupon Rate will be set.

Quarterly:
If the closing price of the Underlying is greater than or equal to the Coupon Barrier on any Coupon Observation Date, we will pay you a Contingent Coupon payment on the applicable Coupon Payment Date.
The Notes will be called if the closing price of the Underlying on any Call Observation Date (beginning 6 months after the Trade Date) is greater than or equal to the Initial Price. If the Notes are called, we will pay you a cash payment per Note equal to $10 plus the Contingent Coupon otherwise due on that date.

Maturity Date:
The Final Price is observed on the Final Valuation Date.
If the Notes have not been called and the Final Price is greater than or equal to the Downside Threshold (and the Coupon Barrier), we will repay the principal amount equal to $10 per Note plus the Contingent Coupon otherwise due on the maturity date.
If the Notes have not been called and the Final Price is less than the Downside Threshold, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the Underlying, for an amount equal to:

$10 + ($10 × Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Observation Dates and Coupon Payment Dates*

Coupon Observation Dates	Coupon Payment Dates
May 24, 2021	May 26, 2021
August 24, 2021(1)	August 26, 2021(2)
November 24, 2021(1)	November 29, 2021(2)
February 24, 2022(1)	February 28, 2022(2)
May 24, 2022(1)	May 26, 2022(2)
August 24, 2022(1)	August 26, 2022(2)
November 25, 2022(1)	November 29, 2022(2)
February 27, 2023(3)	March 2, 2023(4)
(1)	These Coupon Observation Dates are also Call Observation Dates.
(2)	These Coupon Payment Dates are also Call Settlement Dates.
(3)	This is also the Final Valuation Date.
(4)	This is also the maturity date.
* Expected. Subject to postponement if a market disruption event occurs as described under “General Terms of the Notes—Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TACYN-1.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying or the commodity held by the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TACYN-1. In addition, your investment in the Notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the Notes is suitable for you. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.
Risks Relating to the Terms and Structure of the Notes
♦
Your Investment in the Notes May Result in a Loss of Principal at Maturity — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, we will repay you the principal amount of your Notes in cash only if the Final Price of the Underlying is greater than or equal to the Downside Threshold, and will only make that payment at maturity. If the Notes are not called and the Final Price is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the Underlying.

♦
The Contingent Repayment of Principal Applies Only at Maturity — If the Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to do so at a loss relative to your initial investment, even if the price of the Underlying is above the Downside Threshold.

♦
You May Not Receive any Contingent Coupons —We will not necessarily make periodic Contingent Coupon payments on the Notes. If the closing price of the Underlying on a Coupon Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing price of the Underlying is less than the Coupon Barrier on each of the Coupon Observation Dates, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the maturity date, you will incur a loss of principal, because the Final Price will be less than the Downside Threshold.

♦
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Underlying. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the automatic call feature, you will not receive any Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as 6 months after the issue date of the Notes, the total return on the Notes could be limited. If the Notes are not called, you may be subject to the full downside performance of the Underlying even though your potential return is limited to the Contingent Coupon Rate. Generally, the longer the Notes are outstanding, the less likely it is that they will be automatically called due to the decline in the price of the Underlying and the shorter time remaining for the price of the Underlying to recover. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying or on a similar security that allows you to participate in the appreciation of the price of the Underlying.

♦
The Contingent Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Underlying, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. The greater the volatility of the Underlying, the more likely it is that the price of that equity could close below the Downside Threshold on the Final Valuation Date. This risk will generally be reflected in a higher Contingent Coupon Rate for the Notes than the rate payable on our conventional debt securities with a comparable term. However, while the Contingent Coupon Rate will be set on the Trade Date, the Underlying’s volatility can change significantly over the term of the Notes, and may increase. The price of the Underlying could fall sharply as of the Final Valuation Date, which could result in missed Contingent Coupon payments and a significant loss of your principal.

♦
The Notes Are Subject to Reinvestment Risk — The Notes will be called automatically if the closing price of the Underlying is greater than or equal to the Initial Price on any Call Observation Date (beginning 6 months after the Trade Date). In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
Owning the Notes Is Not the Same as Owning the Underlying or the Owning Silver — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying or the silver held by the Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of equity securities would typically have.

♦
The Notes Are Subject to Our Credit Risk — The Notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on our ability to pay all amounts due on the Notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

♦
The Notes Will Be Subject to Risks, Including Non-Payment in Full, Under Canadian Bank Resolution Powers - Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation ("CDIC") may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities—Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers, including the bail-in regime. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Notes could be exposed to losses.

♦	The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.
Risks Relating to the Estimated Value of the Notes
♦
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value for the Notes that will be set forth in the final pricing supplement for the Notes will be less than the public offering price you pay for the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Underlying, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal borrowing rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦
Our Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes and the amounts that may be paid on the Notes.

Risks Relating to the Secondary Market for the Securities
♦
The Securities Are Expected to Have a Limited Trading Market — The Notes will not be listed on any securities exchange. RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
The Terms of the Notes at Issuance and Their Market Value Prior to Maturity Will Be Influenced by Many Unpredictable Factors — Many economic and market factors will influence the terms of the Notes at issuance and their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the price of the Underlying on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the price of the Underlying. The value of the Notes will be affected by a number of economic and other factors that may either offset or magnify each other, including:

♦	the price of the Underlying;
♦	the actual and expected volatility of the price of the Underlying;
♦	the time remaining to maturity of the Notes;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events with respect to the Underlying that may or may not require an adjustment to the terms of the Notes; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors will influence the terms of the Notes at issuance as well as the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Notes at a substantial discount from the principal amount if, for example, the price of the Underlying is at, below or not sufficiently above, its Downside Threshold.
Risks Relating to the Underlying
♦
The Policies of the Underlying’s Investment Adviser Could Affect the Amount Payable on the Notes and Their Market Value — The policies of the Underlying’s investment adviser concerning the management of the Underlying, additions, deletions or substitutions of the assets held by the Underlying could affect the market price of shares of the Underlying and, therefore, the amounts payable on the Notes and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the Underlying investment adviser changes these policies, for example, by changing the manner in which it manages the Underlying, or if the Underlying investment adviser discontinues or suspends maintenance of the Underlying, in which case it may become difficult to determine the market value of the Notes. The Underlying's investment adviser has no connection to the offering of the Notes and has no obligations to you as an investor in the Notes in making its decisions regarding the Underlying.

♦
The Performance of the SLV May Be Adversely Influenced by Silver Prices, Which May Change Unpredictably and Adversely Affect the Value of the Notes in Unforeseeable Ways — The SLV primarily holds silver. Although there is no direct correlation between the price of the SLV, on the one hand, and silver prices, on the other hand, and the price of the SLV is not necessarily representative of silver price, the prices of the SLV may be adversely affected by silver prices. Those prices are subject to volatile price movements over short periods of time, represent trading in commodities markets, which are substantially different from equities markets, and are affected by numerous factors including but not limited to the following:

♦
a change in economic conditions, such as a recession, can adversely affect the price of silver. Silver is used in a wide range of industrial applications, and an economic downturn could have a negative impact on its demand and, consequently, its price and the price of the SLV;

♦	a significant increase in silver hedging activity by silver producers;

♦	changes in the attitude of speculators and investors towards silver;
♦
global silver supply and demand, which is influenced by such factors as silver’s uses in jewelry, technology and industrial applications, purchases made by investors in the form of bars, coins and other silver products, forward selling by silver producers, purchases made by silver producers to unwind silver hedge positions, central bank purchases and sales, and production and cost levels in major silver-producing countries such as China, Mexico and Peru;

♦	global or regional political, economic or financial events and situations;
♦	investors’ expectations with respect to the rate of inflation;
♦	interest rates;
♦	investment and trading activities of hedge funds and commodity funds;
♦	other economic variables such as income growth, economic output, and monetary policies; and
♦	investor confidence.
It is not possible to predict the aggregate effects of all or any combination of these factors. Any negative developments with respect to these factors may have an adverse effect on silver prices and, as a result, on the prices of the SLV. In addition, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting silver prices than a different investment linked to a more broadly diversified group of commodities. All of these factors could adversely affect the price of the SLV and, therefore, the return on the Notes.
♦
There Are Risks Associated with the LBMA Silver Price — The silver held by the SLV is valued based upon the “BMA Silver Price”. The LBMA Silver Price is a silver price benchmark mechanism administered by ICE Benchmark Administration (“IBA”), an independent specialist benchmark administrator appointed by London Bullion Market Association. Once daily during London business hours, IBA hosts an electronic auction.  Electronic markets are not exempt from failures. In addition, electronic trading platforms may be subject to influence by high-frequency traders with results that are highly contested by the industry, regulators and market observers.  It is possible that electronic failures or other unanticipated events may occur that could result in delays in the announcement of, or the inability of the system to produce, an LBMA Silver Price on any given day. Furthermore, if a perception were to develop that the LBMA Silver Price is vulnerable to manipulation attempts, or if the proceedings surrounding the determination and publication of the LBMA Silver Price were seen as unfair, biased or otherwise compromised by the markets, the behavior of investors and traders in silver may change, and those changes may have an effect on the price of silver (and, consequently, the value of the SLV). In any of these circumstances, the intervention of extraneous events disruptive of the normal interaction of supply and demand of silver at any given time, may result in distorted prices and losses in value of the SLV that, but for such extraneous events, might not have occurred.  The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA silver price, which could adversely affect the value of the Notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA silver price. All of these factors could adversely affect the price the SLV and, therefore, the return on the Notes.

♦
The Performance and Market Value of the Underlying, Especially During Periods of Market Volatility, May Not Correlate with the Performance of Silver, as Well as the Net Asset Value Per Share — The Underlying does not fully replicate the performance of silver, due to the fees and expenses charged by the Underlying, or by restrictions on access to silver due to other circumstances. The Underlying does not generate any income, and as the Underlying regularly sells silver to pay for ongoing expenses, the amount of silver represented by each share gradually declines over time. The Underlying sells silver to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of silver. The sale of silver to pay expenses at a time of low prices for silver could adversely affect the value of the Notes.  All of these factors may lead to a lack of correlation between the performance of the Underlying and silver.  In addition, because the shares of the Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from its net asset value per share.

During periods of market volatility, silver may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying, and the liquidity of the Underlying may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying.  As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from their net asset value per share. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of silver, as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payments on the Notes.
♦
Historical Prices of the Underlying Should Not Be Taken as an Indication of its Future Prices During the Term of the Notes — The trading prices of the Underlying will determine the value of the Notes at any given time. However, it is impossible to predict whether the price of the Underlying will rise or fall, the price of silver will be influenced by complex and interrelated political, economic, financial and other factors that can affect the price of silver, and therefore, the price of the Underlying.

♦
There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the price of the Underlying will rise or fall. The closing price of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying. You should be willing to accept the downside risks of owning equities in general and the Underlying in particular, and the risk of losing some or all of your initial investment.

♦
An Investment in the Notes Is Subject to Management Risk — The Underlying is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities or other assets based on economic, financial and market analysis and investment judgment. Instead, the Underlying, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of silver by investing in the metal itself.  Therefore, the Underlying would not replace silver with another asset if the price of silver does not perform well.  In addition, the Underlying is subject to the risk that the investment strategy of the Underlying’s investment advisor may not produce the intended results.

Risks Relating to Conflicts of Interest
♦
We and Our Affiliates Will Have Potential Conflicts of Interest in Connection with the Notes — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates — RBCCM, UBS, or their respective affiliates may publish research, express opinions or provide recommendations as to the Underlying that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying, and therefore, the market value of the Notes.

♦
Our Activities and Those of UBS May Adversely Affect the Value of the Notes — Trading or transactions by us, UBS or our respective affiliates in the Underlying, or in futures, options, exchange-traded funds or other derivative products on the Underlying or silver may adversely affect the market value of the Underlying, the closing price of the Underlying, and, therefore, the market value of the Notes.

♦
The Anti-Dilution Protection for the Underlying Is Limited — The calculation agent will make adjustments to the Initial Price, Downside Threshold and Coupon Barrier for certain events affecting the shares of the Underlying. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes and the payments on the Notes may be materially and adversely affected.

Hypothetical Examples
Hypothetical terms only. Actual terms may vary.
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying relative to its Initial Price. We cannot predict the Final Price. You should not take these examples as an indication or assurance of the expected performance of the Underlying. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following hypothetical assumptions (the actual terms of the Notes will be set forth on the cover page of the final pricing supplement relating to the Notes):
Principal Amount:	$10.00
Term:	Approximately 2 years
Hypothetical Contingent Coupon Rate:	8.10% per annum (or 2.025% per quarter), representing the low end of the range set forth above
Hypothetical Contingent Coupon**:	$0.2025 per quarter
Coupon Observation Dates:	Quarterly
Call Observation Dates:	Quarterly (callable after 6 months)
Hypothetical Initial Price*:	$100.00
Hypothetical Coupon Barrier*:	$65.00 (which is 65% of the Initial Price)
Hypothetical Downside Threshold*:	$65.00 (which is 65% of the Initial Price)
* May not be the actual Initial Price, Coupon Barrier or Downside Threshold applicable to the Notes. The actual Initial Price, Coupon Barrier and Downside Threshold will be set forth in the final pricing supplement relating to the Notes.
** Contingent Coupon payments, if payable, will be paid in equal quarterly installments during the term of the Notes unless earlier called.
Scenario #1: Notes Are Called on the Second Coupon Observation Date (which is the first Call Observation Date).
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	$80.00 (at or above Coupon Barrier; below Initial Price)	$0.2025 (Contingent Coupon – not callable)
Second Coupon Observation Date	$105.00 (at or above Coupon Barrier and Initial Price)	$10.2025 (Call Settlement Amount)
Since the Notes are called on the second Coupon Observation Date, we will pay you on the Call Settlement Date a total of $10.2025 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.2025 received in respect of the prior Coupon Observation Date, we will have paid you a total of $10.405 per Note, for a 4.05% total return on the Notes. No further amount will be owed to you under the Notes.
Scenario #2: Notes Are NOT Called and the Final Price Is at or Above the Downside Threshold.
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	$95.00 (at or above Coupon Barrier; below Initial Price)	$0.2025 (Contingent Coupon – not callable)
Second Coupon Observation Date	$63.00 (below Coupon Barrier)	$0.00 (not called)
Third Coupon Observation Date	$60.00 (below Coupon Barrier)	$0.00 (not called)
Fourth Coupon Observation Date	$55.00 (below Coupon Barrier)	$0.00 (not called)
Fifth to Seventh Coupon Observation Dates	Various (each at or above Coupon Barrier; below Initial Price)	$0.6075 (3 Contingent Coupon payments of $0.2025 – not called)
Final Valuation Date	$85.00 (at or above Downside Threshold and Coupon Barrier; below Initial Price)	$10.2025 (Payment at Maturity)

	Total Payment:	$11.0125 (10.125% return)
At maturity, we will pay you a total of $10.2025 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments received in respect of prior Coupon Observation Dates, we will have paid you a total of $11.0125 per Note, for a 10.125% total return on the Notes.

Scenario #3: Notes Are NOT Called and the Final Price Is Below the Downside Threshold
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	$85.00 (at or above Coupon Barrier; below Initial Price)	$0.2025 (Contingent Coupon – not callable)
Second Coupon Observation Date	$90.00 (at or above Coupon Barrier; below Initial Price)	$0.2025 (Contingent Coupon – not called)
Third Coupon Observation Date	$95.00 (at or above Coupon Barrier; below Initial Price)	$0.2025 (Contingent Coupon – not called)
Fourth Coupon Observation Date	$50.00 (below Coupon Barrier; below Initial Price)	$0.00 (not called)
Fifth to Seventh Coupon Observation Dates	Various (each below Coupon Barrier; below Initial Price)	$0.00 (not called)
Final Valuation Date	$30.00 (below Downside Threshold and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] = $10.00 + [$10.00 × -70%] = $10.00 - $7.00 = $3.00 (Payment at Maturity)

	Total Payment:	$3.6075 (-63.925% return)
Since the Notes are not called and the Final Price of the Underlying is below the Downside Threshold, we will pay you at maturity $3.00 per Note. When added to the Contingent Coupon payments of $0.6075 received in respect of prior Coupon Observation Dates, we will have paid you $3.6075 per Note, for a loss on the Notes of 63.925%.
The Notes differ from ordinary debt securities in that, among other features, we are not necessarily obligated to repay the full amount of your initial investment. If the Notes are not called on any Call Observation Date, you may lose some or all of your initial investment. Specifically, if the Notes are not called and the Final Price is less than the Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Return is less than zero.
Any payment on the Notes, including payments in respect of an automatic call, Contingent Coupon or any repayment of principal provided at maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Notes.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a general description of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement no. UBS-TACYN-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes as callable pre-paid cash-settled contingent income-bearing derivative contracts linked to the Underlying for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the Contingent Coupons is uncertain, we intend to take the position, and the following discussion assumes, that such Contingent Coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Notes are treated as described above, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any Contingent Coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Notes. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative tax treatments are also possible and the Internal Revenue Service (the “IRS”) might assert that a treatment other than that described above is more appropriate. In addition, the IRS has released a notice that may affect the taxation of holders of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.
Under Section 871(m) of the Internal Revenue Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes (for example, upon a rebalancing of the Underlying), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled "Tax Consequences—Canadian Taxation" in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

Information About the Underlying
All disclosures contained in this document regarding the Underlying, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by iShares, Inc. (“iShares®”).
iShares Funds
“iShares®” and “BlackRock®” are registered trademarks of BlackRock®.  The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of any of the Notes or any member of the public regarding the advisability of investing in any of the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of any of the Notes or in connection with our use of information about the Underlying or any of the iShares® Funds.
The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to periodically file financial and other information specified by the SEC. Information filed by the Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.
iShares® Silver Trust
“iShares®” and “BlackRock®” are registered trademarks of BlackRock®.  The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of any of the Notes or any member of the public regarding the advisability of investing in any of the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of any of the Notes or in connection with our use of information about the Underlying or any of the iShares® Funds.
The iShares® Silver Trust
The SLV trades under the ticker symbol “SLV” on NYSE Arca, Inc. The Bank of New York Mellon is the trustee of the SLV, and JPMorgan Chase Bank, N.A., London branch is the custodian of the SLV.
The SLV seeks to reflect generally the price of silver before the payment of its expenses and liabilities. The assets of the SLV consist primarily of silver held by the custodian on behalf of the SLV. The SLV issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The shares of the SLV are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.
The shares of the SLV represent units of fractional undivided beneficial interest in and ownership of the SLV. The SLV is a passive investment vehicle and the trustee of the SLV does not actively manage the silver held by the SLV. The trustee of the SLV sells silver held by the SLV to pay the SLV’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the SLV’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.50% of the net asset value of the SLV and is payable monthly in arrears. The trustee of the SLV will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of SLV expenses or liabilities not assumed by iShares Delaware.
Information provided to or filed with the SEC by the SLV pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-239613 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. The information on that website about SLV is not included or incorporated by reference in this document. According to the SLV’s prospectus, the SLV is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act and is not subject to regulation thereunder. The SLV is not a commodity pool within the meaning of the Commodity Exchange Act, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

Historical Information
The graph below illustrates the performance of the SLV from February 19, 2011 to February 19, 2021, based on a hypothetical Initial Price of $25.26, which was its closing price on February 19, 2021. The solid line represents a hypothetical Coupon Barrier and Downside Threshold of $16.42, which is equal to 65% of its hypothetical Initial Price (rounded to two decimal places). The actual Coupon Barrier and Downside Threshold will be based on the closing price of the Underlying on the Trade Date.

Closing prices ($)
60
50
40
30
20
10
0
Feb–11
Aug–11
Feb–12
Aug–12
Feb–13
Aug–13
Feb–14
Aug–14
Feb–15
Aug–15
Feb–16
Aug–16
Feb–17
Aug–17
Feb–18
Aug–18
Feb–19
Aug–19
Feb–20
Aug–20
Feb–21
Date

■ Coupon Barrier / Downside Threshold = 65%
HISTORICAL PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to investors at the price to public listed on the cover page or to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Notes.
UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Notes. UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Notes.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the accompanying product prospectus supplement no. UBS-TACYN-1.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. If so specified in the pricing supplement related to the Notes, for a period of approximately 7 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. Any such excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
Each of RBCCM, UBS and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the U.K. has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the U.K. may be unlawful under the PRIIPs Regulation.

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlying. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that is likely to result in a higher initial estimated value of the Notes at the time their terms are set than if the secondary market rate was used. Unlike the estimated value that will be set forth on the cover page of the final pricing supplement relating to the Notes, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Key Risks—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Notes” and the provisions in the accompanying product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018 under the caption “General Terms of the Notes” are incorporated into the master note issued to DTC, the registered holder of the Notes.